Exhibit 99.1

Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

News Release

                                                                                               Contacts: Keith Johnson, Investor Relations
                                                                                               Melinda Hood, Corp. Communications
                                                                                               Mississippi Chemical Corporation
                                                                                               (662) 746-4131
                                                                                               For further information please visit our
                                                                                               website @ www.misschem.com

Mississippi Chemical Files for Chapter 11 Reorganization
Business Operations Continue Under Reorganization

          YAZOO CITY, Miss.--May 15, 2003 - Mississippi Chemical Corporation (OTC BB: MSPI.OB) announced today that it has filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The company will continue to operate its businesses during the period of the reorganization process. The filing includes the parent company and its subsidiaries Mississippi Chemical Company, L.P., Mississippi Nitrogen, Inc., MissChem Nitrogen, L.L.C., Mississippi Chemical Management Company, Mississippi Phosphates Corporation, Mississippi Potash, Inc., Eddy Potash, Inc., Triad Nitrogen, L.L.C., and Melamine Chemicals, Inc. The company's affiliate Farmland MissChem Limited and its associated companies, as well as the company's foreign subsidiaries and Houston, Texas, ammonia terminal, are not included in these proceedings.

          The voluntary Chapter 11 petitions were filed in the U.S. Bankruptcy Court in Jackson, Miss., today. Following a review by its Board of Directors, the company determined that a Chapter 11 reorganization is in the best long-term interests of the company and its stakeholders.

          "Over the past five years, the combination of the depression in the agricultural sector and the extreme increase and volatility in the price of domestic natural gas, the company's primary raw material, has resulted in substantial financial losses for the company. Despite widespread actions to materially reduce our operating costs, it is apparent to the company's management and our lenders that the cumulative effect of these losses, along with the current industry environment, requires that the capital structure of the company be modified significantly. The most efficient way of accomplishing this under the circumstances is through a Chapter 11 reorganization," Charles O. Dunn, president and chief executive officer of Mississippi Chemical Corporation, said.

          Several of the company's existing lenders, led by Harris Trust and Savings Bank, will provide debtor-in-possession (DIP) financing of up to $37.5 million, subject to approval by the Bankruptcy Court. "We are pleased that several of our banks, with whom we have been working over the past few years, have agreed to provide the company with a level of financing during the reorganization process which we believe will be adequate," Dunn said. This financing will be used to assist the company during its reorganization process and to support normal operating costs, such as employee payroll and benefits, vendor payments and production operation expenses.

          Mississippi Chemical has also engaged Gordian Group, LLC to assist it in exploring various financial restructuring alternatives, including stand-alone recapitalization and third-party investment scenarios.

          Since the company has filed for reorganization, it did not make the semi-annual interest payment due today on the 7 1/4 percent Senior Notes. Mississippi Chemical's management is in discussions with several of the company's key constituencies, including lenders under the company's existing senior secured credit facility and an informal committee of holders of the company's unsecured 7 1/4 percent senior notes, regarding possible reorganization structures.

          The company expects that its trade suppliers, unsecured trade creditors, employees and customers will not be materially adversely affected by the outcome of this process. "We will do all that we can to see that the restructuring goes as expeditiously as possible. We have a very dedicated workforce and some excellent operating assets. We expect to emerge from this process as a stronger, more flexible company with an ability to better focus our attention on the needs of our customers," Dunn concluded.

          Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and potassium products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana and New Mexico, and through a joint venture in The Republic of Trinidad and Tobago.

          Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession financing facility, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, and (xvi) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.